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                                                                    EXHIBIT 23.2


                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Oxford Health Plans, Inc.:


We consent to incorporation by reference in the Registration Statement No. 333-77529 on Form S-3 (Amendment No. 3) of Oxford Health Plans, Inc. of our report dated February 23, 1998, relating to the consolidated statements of operations, shareholders' equity (deficit) and comprehensive earnings (loss), and cash flows of Oxford Health Plans, Inc. and subsidiaries for the year ended December 31, 1997, and the related consolidated financial statement schedules, which reports appear in the December 31, 1999 annual report on Form 10-K of Oxford Health Plans, Inc.

We also consent to the reference to our firm under the heading "Experts" in the prospectus.


/s/ KPMG LLP

Hartford, Connecticut
January 8, 2001